Exhibit 10.1

AMOS KOHN

EXECUTIVE EMPLOYMENT AGREEMENT

AMENDMENT NO. 1

THIS AMENDMENT NO. 1 is dated as of February 22, 2017, and amends that certain Executive Employment Agreement dated November 30, 2016, entered into by and between Digital Power Corporation, a California corporation (“Company”), and Amos Kohn (“Executive”).

RECITALS

Whereas, Executive and the Company previously entered into an Executive Employment Agreement dated November 30, 2016; and

Whereas, Executive and the Company wish to amend the Employment Agreement to clarify certain portions of Executive’s compensation.

NOW, THEREFORE, in consideration of the promises and the covenants set forth in this Agreement and for other valuable consideration, the parties hereby agree as follows.

Section 4.(b)(i) of the Executive Employment Agreement is deleted in its entirety and replace as follows:

4.	(b) Equity Participation. Executive shall be entitled to received equity participation as follows:

(i)           Warrant Grant: Executive shall be entitled to receive a ten-year warrant to purchase 317,460 shares of the Company's Common Stock (the "Warrant Grant"), at an exercise price of $0.01 per share subject to vesting. The Warrant Grant shall be subject to vesting of which warrants to purchase 39,682 shares shall vest beginning on January 1, 2017, and on the first date of each quarter thereafter (i.e., April 1, July 1, and October 1) through July 1, 2018, with warrants to purchase 39,686 shares to vest on October 1, 2018.

The remaining terms of the Executive Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

DIGITAL POWER CORPORATION

By:  /s/ Robert Smith

Name:    Robert Smith

Title:      Director

EXECUTIVE:

By:   /s/ Amos Kohn

Name:     Amos Kohn